Exhibit 3.73

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Benchmark California, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Zip code 19808. The name of its Registered agent at such address is Corporation Service Company.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 28th day of March, 2012.

By:	/s/ James F. Mosier
Authorized Person (s)

Name: James F. Mosier

RECEIVED APR 02 2012 PICO HOLDINGS, INC. LA JOLLA OFFICE

State of Delaware Secretary of State Division of Corporations Delivered 01:04 PM 03/28/2012 FILED 01:04 PM 03/28/2012 SRV 120365083 - 5132226 FILE

State of Delaware Secretary of State Division of Corporations Delivered 03:28 PM 04/09/2012 FILED 03:28 PM 04/09/2012 SRV 120409143 - 5132226 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Benchmark California, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is BMCH California, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 9th day of April, A.D. 2012.

By:	/s/ James F. Mosier
Authorized Person(s)

Name:	James F. Mosier
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RECEIVED APR 13 2012 PICO HOLDINGS, INC. LA JOLLA OFFICE